Exhibit 10.1

Execution Version

BAR ASSET PURCHASE AGREEMENT

dated as of March 3, 2015

between

NELLSON NUTRACEUTICAL, LLC,

and

NBTY, INC.

i

TABLE OF CONTENTS
(Continued)

ii

BAR ASSET PURCHASE AGREEMENT

This BAR ASSET PURCHASE AGREEMENT is dated as of March 3, 2015 (this “Agreement”), between Nellson Nutraceutical, LLC, a Delaware limited liability company (the “Purchaser”), and NBTY, Inc., a Delaware corporation (the “Seller”) for the sale of certain nutritional bar production assets and certain inventory of the Seller to the Purchaser.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations, warranties and undertakings contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions.  The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, (i) any other Person that, directly or indirectly, owns or controls, or has the right to acquire, whether beneficially or of record, a majority of the equity interests of such specified Person, or (ii) any other Person that, directly or indirectly, controls, is controlled by, is under direct or indirect common control with, such specified Person; provided that, with respect to the Seller, the term “Affiliate” shall not include any shareholders of the Seller (including any investment fund managed by Carlyle Investment Management L.L.C. or its Affiliates or any of their respective portfolio companies (other than the Seller and its subsidiaries).

“Business” means the nutritional bar production business of the Seller related to the Transferred Assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 27, 2014, by and between Nellson Nutraceutical, LLC and NBTY, Inc.

“Disqualified Inventory” means inventory (i) for which the original packaging has been opened or tampered with or (ii) that is not accompanied by an original Certificate of Analysis.

“Employee” means any (i) current or former employee who is or was employed by the Seller who is employed with respect to the Business or (ii) any individual (including any director, consultant or independent contractor) who performed or performs services in connection with the Business.

“ERISA Affiliate Liability” means any actual or contingent Liability of the Seller under or in respect of any Plan pursuant to section 414 of the Code or section 4001(b)(1) of ERISA as a result of the Seller being treated as a single employer under section 414 of the Code or section 4001 of ERISA with respect to any other Person.

“Excluded Employee Liabilities” means each of the following:

(a)           any Liabilities arising out of, relating to or resulting from  any Plan, including any obligations to contribute to, make payments with respect to or provide benefits under any Plan and any arrangement that provides severance-type, stay or retention pay or change-in-control payments or benefits, supplemental executive retirement plan or benefits;

(b)           any and all Liabilities arising out of, relating to or resulting from any action with respect to any Employee (or prospective Employee) relating to his/her employment or services, or termination of employment or services, with the Seller or any of its Affiliates, including as a result of the consummation of the transactions contemplated by this Agreement;

(c)           any ERISA Affiliate Liability; and

(d)           any obligation to provide continuation coverage pursuant to COBRA under any Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to (i) any Employees or (ii) Employees whose employment has terminated prior to the final Closing Date.

“Fair Market Value” means with respect to any asset, the price a willing buyer would pay a willing seller for such asset (i) as mutually agreed by the Purchaser and the Seller, or (ii) if parties are not able to mutually agree on any applicable amount, the amount determined by an independent asset valuation firm of recognized national standing as may be mutually selected by the Purchaser and the Seller (such firm, the “Appraiser”).  With respect to clause (ii) above, (A) upon engagement of an Appraiser, the Purchaser and the Seller shall promptly provide their assertions regarding the applicable value in question in writing to the Appraiser and to each other; (B) the Appraiser shall be instructed to render its determination (which shall be no greater than the Seller’s proposed valuation and no lower than the Purchaser’s proposed valuation) with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Appraiser); (C) the determination of the Appraiser shall be final, conclusive and binding on the parties; and (D) all fees and expenses of the Appraiser relating to the work, if any, to be performed by the Appraiser hereunder shall be borne pro rata as between the Purchaser, on the one hand, and the Seller, on the other, in proportion to the allocation of the dollar value of the amounts in dispute as between the Purchaser and the Seller (set forth in the written submissions to the Appraiser) made by the Appraiser such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“IDA Lease Agreement” means the Lease Agreement, dated October 27, 2011, by and between Town of Babylon Industrial Development Agency and New Measures, LLC.

“Indemnitor” means the party required to provide indemnification pursuant to Sections 8.2 or 8.3.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Liability” means any debt, liability, obligation of any kind or nature (whether accrued or fixed, absolute or contingent or matured or unmatured), loss, damage, claim, cost or expense, including reasonable attorneys’ fees and expenses and disbursements, including those arising under any law, action or order and those arising under any contract.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such asset.

“Long Term Bar Supply Agreement” means the Bar Manufacturing Agreement, dated as of the date hereof, between Nellson Nutraceutical, LLC and NBTY Manufacturing, LLC.

“Losses” means all Liabilities, fines, penalties, judgments, actions and costs.

“Obsolete Inventory” means inventory that either (i) has no planned usage under the Long Term Bar Supply Agreement or (ii) is beyond its shelf life.

“Permitted Liens” means (i) Liens listed on Schedule 1.1(a), (ii) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and other similar liens incurred in the ordinary course of business and (iii) non-monetary Liens which do not, individually or in the aggregate, materially interfere with any present or intended use of such property or assets.

“Person” means any natural person, business, corporation, partnership, association, limited liability company, joint venture, business enterprise, trust or other entity.

“Plan” means each pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Seller is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), and each other employee benefit plan, program, policy, practice agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), (i) under which any Employee has any present or future right to benefits and that the Seller or any of its Affiliates maintains, sponsors or contributes to, or for which the Seller or any of its Affiliates has any obligation to maintain, sponsor or contribute, or (ii) with respect to which the Seller or any of its Affiliates has any direct or indirect liability, whether contingent or otherwise in respect of any Employee.

“Purchase Price” means (i) with respect to the First Closing, the sum of the amounts payable at such Closing pursuant to Sections 2.5(a)(i), 2.5(b) and 2.5(c)(i), and (ii) with respect to the Second Closing, the sum of the amounts payable at such Closing pursuant to Sections 2.5(a)(ii), 2.5(b) and 2.5(c)(ii).

“Slow Moving Inventory” means inventory, (A) with quantities on hand representing more than 180 days of supply based on usage in the last 12 months or (B) with less than, the lesser of (i) 90 days useful life or (ii) 1/4 of its shelf life remaining; provided that, for the avoidance of doubt, with respect to clause (A), only that portion of inventory that exceeds the amount required for 180 days of supply shall be considered Slow Moving Inventory.

“Subsidiary” means, with respect to a Person, (a) a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person, (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly owns or controls more than a 50% equity interest and (c) any other Person of which at least a majority of the equity interest (however designated) entitled to vote in the election of the governing body, partners, managers or others that will control the management of such other Person is directly or indirectly owned or controlled by such Person.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, registration, capital stock, license, branch, payroll, estimated withholding, alternative minimum, add on minimum, employment, disability, social security (or similar), unemployment, compensation, utility, severance, production, excise, natural resources, stamp, occupation, premium, windfall profits, transfer and gains taxes, customs duties or other tax, of any kind whatsoever, and (ii) any transferee, successor or contractual liability in respect of any items described in clause (i) above.

“Tax Returns” means any and all returns, reports, declarations, claims for refund, elections, disclosures, estimates, information reports or returns, or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED ASSETS; ASSUMPTION OF LIABILITIES; CALCULATION OF PURCHASE PRICE

2.1          Transferred Assets.  At each Closing, upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations and warranties made to the Purchaser in this Agreement, the Seller shall (or shall cause one of its direct or indirect Subsidiaries to) sell, convey, assign and otherwise transfer to the Purchaser free and clear of all Liens, except for Permitted Liens, and the Purchaser shall purchase from the Seller free and clear of all Liens, except for Permitted Liens, in exchange for payment of the applicable Purchase Price at each Closing, all of the Seller’s and its direct and indirect Subsidiaries’ right, title and interest in and to the following (the “Transferred Assets”):

(a)           The production assets listed on Schedule 2.1(a)(i), Schedule 2.1(a)(ii),  the Additional 7000 Plant Assets and the Additional 5100 Plant Assets (the “Closing Production Assets”); and

(b)           the raw material, packaging, labels, work in process and component inventories listed on Schedule 2.1(b) (the “Closing Inventory”), which for the avoidance of doubt, will not include any Obsolete Inventory, Slow Moving Inventory, Disqualified Inventory or finished goods, notwithstanding the inclusion of any such Obsolete Inventory, Slow Moving Inventory, Disqualified Inventory or finished goods on Schedule 2.1(b).

Notwithstanding anything to the contrary herein, to the extent any Transferred Assets are damaged in any material respect (ordinary wear and tear or damage caused by the Purchaser excepted) prior to the applicable Closing Date when such assets would be transferred to the Purchaser, the parties shall mutually agree whether such assets shall be transferred at the applicable Closing and, if transferred, the purchase price for any such assets shall be the Fair Market Value thereof.

2.2          Excluded Assets.  The Transferred Assets shall exclude any assets of the Seller not included in Section 2.1, including any Tax refunds, credits or other offsets to Taxes with respect to a taxable period (or portion thereof) ending on the Closing Date (the “Excluded Assets”).

2.3          No Assumed Liabilities.  The Purchaser shall not assume any Liabilities of the Seller under this Agreement.

2.4          Excluded Liabilities.  The Purchaser shall not assume any Liabilities of the Seller or its Affiliates of any nature whatsoever, whether presently existing or arising before or after any of the Closings, including any of the following Liabilities (collectively, the “Excluded Liabilities”), which Liabilities shall be retained by and remain obligations of the Seller to be satisfied and discharged by the Seller or its Affiliates in accordance with their respective terms; provided however, for the avoidance of doubt Excluded Liabilities shall not include any Liabilities of the Purchaser and its Affiliates to the extent arising as a result of the Purchaser’s and its Affiliates’ operation of the Business following the applicable Closing:

(a)           any Liabilities of the Seller or any of its Affiliates to the extent relating to the Excluded Assets;

(b)           all Liabilities, obligations and expenses of any kind or nature relating to Taxes of the Seller and, with respect to the Transferred Assets, for any period ending on or before the applicable Closing Date and any Taxes imposed on Seller in connection with the transaction contemplated by this Agreement;

(c)           all Excluded Employee Liabilities;

(d)           Decommissioning Liabilities; and

(e)           all product liability actions and/or recall Liabilities with respect to nutritional bars manufactured or sold by Seller or its Affiliates prior to the applicable Closing; but for the avoidance of doubt any such actions or Liabilities of the Purchaser or its Affiliates to the extent arising as a result of their operation of the Business following the applicable Closing are not Excluded Liabilities.

2.5          Purchase Price.

(a)           With respect to the Closing Production Assets purchased at each Closing, the purchase price for the Closing Production Assets to be transferred at the applicable Closing shall be (i) $7,497,000 plus the Additional 7000 Plant Assets Purchase Price (with respect to the First Closing) and (ii) $4,549,400 plus the Additional 5100 Plant Assets Purchase Price (with respect to the Second Closing).

(b)           With respect to the Closing Inventory purchased at each Closing, the purchase price for the applicable Closing Inventory to be transferred at such Closing shall be equal to the Seller’s actual cost for such Closing Inventory, as specified in the applicable Closing Inventory Estimate, subject to the adjustment provided in Section 2.6.

(c)           With respect to Personal Property Taxes and Charges, the aggregate purchase price paid at each Closing pursuant to this Section 2.5 shall be (i) with respect to the First Closing, increased by any First Closing Personal Property Taxes and Charges actually paid by the Seller but apportioned to the Purchaser pursuant to Section 6.6, and reduced by any First Closing Personal Property Taxes and Charges apportioned to the Seller pursuant to Section 6.6, and (ii) with respect to the Second Closing, increased by any Second Closing Personal Property Taxes and Charges actually paid by the Seller but apportioned to the Purchaser pursuant to Section 6.6, and reduced by any Second Closing Personal Property Taxes and Charges apportioned to the Seller pursuant to Section 6.6.

2.6          Physical Inventory Count; Purchase Price Adjustment.

(a)           (i) At least 5 business days prior to each Closing, the Seller will provide written notice to the Purchaser containing an estimate of the Closing Inventory to be transferred at such Closing and the Seller’s actual cost therefor together with reasonable supporting documentation regarding such actual cost (each such estimate, a “Closing Inventory Estimate”) and the dates, times and locations that the Closing Inventory to be transferred at such Closing will be shipped to the Purchaser, and the Purchaser, at its option, shall have the right to have a representative present at the shipping site to inspect the loading of the Closing Inventory to be transferred at such Closing, and perform a physical inventory count and determine the purchase price of such inventory consistent with the methodology set forth in Section 2.5; (ii) within 14 days after each Closing Date, the Seller shall prepare in good faith and deliver to the Purchaser a certificate executed by an executive officer of the Seller (the “Physical Inventory Statement”) setting forth the Seller’s determination of the actual physical inventory count and purchase price of any inventory included as Closing Inventory consistent with the calculation of the purchase price of such inventory as set forth in Section 2.5;

(b)           If the Purchaser conducts an inspection and physical inventory count prior to the transfer of the Closing Inventory as described in Section 2.6(a)(i) above, the Seller shall retain any Slow Moving Inventory or Disqualified Inventory as determined by the Purchaser in connection with its inspection.

(c)           Within 20 business days after the Purchaser’s receipt of the Physical Inventory Statement, the Purchaser shall deliver to the Seller a written statement either accepting the Physical Inventory Statement or specifying any objections thereto.  If the Purchaser does not deliver any such objections within such 20 business day period, the Physical Inventory Statement shall become final and binding upon all parties.  If the Purchaser does deliver such objections within such period, then the parties shall engage an Appraiser to resolve such objections and determine the Fair Market Value of the Closing Inventory transferred at such Closing.  If the Purchaser does not conduct a physical inventory count prior to the transfer of the Closing Inventory as described in Section 2.6(a)(i) above, the Purchaser shall give Seller or its representative a reasonable opportunity to be present at any inventory count conducted by the Purchaser or to conduct its own such inventory count and the Purchaser shall retain all damaged, Slow Moving Inventory or Disqualified Inventory which is excluded from the Physical

Inventory Statement for inspection by Seller until such time as the Purchase Price adjustment process specified in this Section 2.6 is complete

(d)           If the purchase price of the Closing Inventory transferred at the applicable Closing as determined in accordance with this Section 2.6 is less than the purchase price actually paid for such Closing Inventory at the applicable Closing, the Seller shall, within 5 business days after the Physical Inventory Statement becomes final, make payment by wire transfer of immediately available funds to the Purchaser in the amount of such difference in amount, or the value of such quality or condition deficiency.

(e)           If the purchase price actually paid for the Closing Inventory transferred at the applicable Closing is less than the purchase price of such Closing Inventory as determined in accordance with this Section 2.6, the Purchaser shall, within 5 business days after the Physical Inventory Statement becomes final, make payment by wire transfer of immediately available funds to the Seller in the amount of such difference in amount.

(f)            At any time after receipt of a Closing Notice and on or prior to the applicable Closing Date (but prior to the applicable Closing), the Purchaser and the Seller shall conduct a joint inspection of the Closing Production Assets on Schedule 2.1(a)(i) and the Additional 7000 Plant Assets (with respect to the First Closing) or Schedule 2.1(a)(ii) and the Additional 5100 Plant Assets (with respect to the Second Closing) to determine if any such Closing Production Assets are not available to be delivered to the Purchaser (any such Closing Production Assets, “Undeliverable Production Assets”), and the Purchase Price at the applicable Closing shall be reduced by the amount set forth on Schedule 2.1(a)(i), Schedule 2.1(a)(ii) or Schedule 2.1(a)(iii) (as applicable) next to such Undeliverable Production Assets.

2.7          Repurchase of Closing Inventory.  If any Closing Inventory is not used by Purchaser for the manufacture of products under the Long Term Bar Supply Agreement and cannot be used for the manufacture of other third party bar products manufactured by Purchaser within one-hundred eighty (180) days after the Closing, Purchaser may invoice the Seller for the actual cost of such Closing Inventory (as specified in the final and binding Physical Inventory Statement) for payment by Seller within thirty (30) days after submission of such invoice.  To the extent that the Seller pays for the cost of any Closing Inventory pursuant to the immediately preceding sentence, title to such Closing Inventory shall transfer to the Seller and the Seller may, at its sole discretion, request that the Purchaser use such Closing Inventory for the manufacture of products under the Long Term Bar Supply Agreement, dispose of the Closing Inventory, at the Seller’s cost, or make the Closing Inventory available for transport by the Seller.

ARTICLE III

THE CLOSINGS

3.1                               Closings; Closing Dates.  Subject to the satisfaction of the conditions set forth in Section 9.1, each closing of the sale and purchase of the Transferred Assets contemplated hereby (each, a “Closing,” and each date on which such Closings occur, a “Closing Date”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 as follows:

(a)                                 The first Closing (the “First Closing”) shall occur on the 5th business day after the Seller has notified the Purchaser in writing (the “First Closing Notice”) that the Closing Production Assets located at the 7000 New Horizons Boulevard, N. Amityville, NY 11701 facility (the “7000 Plant”) and listed on Schedule 2.1(a)(i) are ready to be transferred to the Purchaser.

(b)                                 The second Closing (the “Second Closing”) shall occur on the 5th business day after the Seller has notified the Purchaser in writing (the “Second Closing Notice” and, together with the First Closing Notice, the “Closing Notices”) that the Closing Production Assets located at the 5100 New Horizons Boulevard, N. Amityville, NY 11701 facility (the “5100 Plant”) and listed on Schedule 2.1(a)(ii) are ready to be transferred to Purchaser.

3.2                               Transactions to be Effected at each Closing.  At each Closing, the following transactions shall be effected by the parties:

(a)                                 The Seller shall and, to the extent applicable, shall cause its Affiliates to deliver to the Purchaser a duly executed bill of sale in the form of Exhibit A (each, a “Bill of Sale”) specifying (i) the Closing Production Assets from (x) in the case of the First Closing, Schedule 2.1(a)(i) plus the Additional 7000 Plant Assets, and (y) in the case of the Second Closing, Schedule 2.1(a)(ii) plus the Additional 5100 Plant Assets, (ii) in each case, the Closing Inventory from Schedule 2.1(b) (as specified in the Closing Inventory Estimate for such Closing) and (iii) in each case, the Purchase Price; and

(b)                                 The Purchaser shall:

(i)                                     pay to the Seller by wire transfer of immediately available funds to a bank account designated in writing by the Seller an amount equal to the Purchase Price applicable for such Closing; and

(ii)                                  deliver to the Seller (or one of its Affiliates, if applicable) a duly executed Bill of Sale.

3.3                               Expiration Date.  Purchaser or Seller may terminate this Agreement upon delivering written notice to the other party, if each Closing has not occurred on or prior to March 31, 2016.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser, as of the date hereof and as of each Closing Date, as follows:

4.1                               Organization.  The Seller has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The Seller is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect.

4.2                               Due Authorization.  The Seller has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Seller of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved.  This Agreement has been duly and validly executed and delivered by the Seller and (assuming this Agreement constitutes a legal, valid and binding obligation of the Purchaser) constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3                               No Conflict.  Except as set forth on Schedule 4.3, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in a default under, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation, breach or default under, or accelerate the performance required, in each case in any material respect, under, or result in the termination of or give any Person the right to terminate, any contract applicable to the Transferred Assets (other than contracts which are cancelable (without penalty, cost or other liability) within ninety (90) days), (b) assuming compliance with the matters addressed in Section 4.4, violate, conflict with or result in a default of, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation or breach of, or default, in each case in any material respect, under any applicable Law or order binding upon or applicable to the Seller, (c) violate or conflict with the certificate of formation, certificate of incorporation, bylaws or other organizational documents of the Seller, or (d) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any of the Transferred Assets.

4.4                               No Authorization or Consents Required.  Assuming the truth and completeness of the representations and warranties of the Purchaser contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Seller with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except as otherwise disclosed on Schedule 4.4.

4.5                               Brokers.  Except for the fees and expenses as set forth on Schedule 4.5 which will be paid by the Seller at or prior to the applicable Closing, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.

4.6                               No Other Representation or Warranties.  Except for the representations and warranties contained in Article IV, none of Seller or any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives, makes any express or implied representation or warranty with respect to Seller, its Affiliates, the Business, the Transferred Assets or with respect to any other information provided, or made available, to the Purchaser or any of its Affiliates, agents or representatives in connection with the transactions contemplated by this Agreement.  None of Seller or any other Person will have or be subject to any liability or other obligation to the Purchaser, its Affiliates, agents or representatives or any Person resulting from the sale of the Transferred Assets to the Purchaser or the Purchaser’s use of, or the use by any of its Affiliates or representatives of any such information, including information, documents, projections, forecasts or other material made available to the Purchaser, its Affiliates or representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in Article IV.  Each of Seller and its Affiliates disclaims any and all other representations and warranties, whether express or implied.  Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets, the Excluded Liabilities or any business of the Seller other than the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to Seller as follows:

5.1                               Corporate Organization.  The Purchaser has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The Purchaser is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified would not have a material adverse effect on the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.2                               Due Authorization.  The Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the sole member, and no other equityholder approval or other company proceeding, consent or authorization on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions.  This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming this Agreement constitutes a legal, valid and binding obligation of the Seller) constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3                               No Conflict.  Except as set forth on Schedule 5.3, the execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in a default under, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation, breach or default under, or accelerate the performance required, in each case in any material respect, under, or result in the termination of or give any Person the right to terminate, any contract to which the Purchaser is a party or by which any of its assets are bound, (b) assuming compliance with the matters addressed in Section 5.4, violate, conflict with or result in a default of, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation or breach of, or default, in each case any material respect, under any applicable Law or order binding upon or applicable to the Purchaser, (c) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of the Purchaser, or (d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Purchaser.

5.4                               No Authorization or Consents Required.  Assuming the truth and completeness of the representations and warranties of the Seller contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Purchaser with respect to the Purchaser’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for as otherwise disclosed on Schedule 5.4.

5.5                               Brokers.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Purchaser or any of its Affiliates.

5.6                               Financial Capability.  At each Closing, the Purchaser will have access to sufficient funds available to pay the Purchase Price for the assets to be transferred at such Closing and any fees or expenses incurred by the Purchaser in connection with the transactions contemplated hereby.   The Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources.

5.7                               Solvency.  The Purchaser is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Purchaser or any of its Affiliates.  Assuming that the representations and warranties of the Seller contained in this Agreement are true and correct in all material respects, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the applicable Closing, the Purchaser and each of its Subsidiaries (including each of the Purchased Subsidiaries) (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

5.8                               No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement or any certificate delivered pursuant to this Agreement, the Purchaser makes no express or implied representation or warranty, and the Purchaser hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.9                               No Additional Representations; No Reliance.

(a)                                 The Purchaser acknowledges and agrees that neither the Seller nor any of its Affiliates, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, the Transferred Assets or other matters that is not specifically included in this Agreement or the Disclosure Schedules.  Without limiting the generality of the foregoing, neither the Seller nor any of its Affiliates nor any other Person has made a representation or warranty to the Purchaser with respect to, and neither the Seller nor any other Person, shall be subject to any Liability to the Purchaser or any other Person resulting from, the Seller or its representatives making available to the Purchaser, (i) any projections, estimates or budgets for the Business, or (ii) any materials, documents or information relating to the Seller or the Business made available to the Purchaser or its counsel, accountants or advisors in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article IV of this Agreement.  In connection with the Purchaser’s investigation of the Business, the Seller has delivered, or made available to the Purchaser and its Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of the Seller and its Affiliates relating to the Business and certain business plan information of the Business.  The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that the Purchaser and its Affiliates, agents and representatives shall have no claim against any Person with respect thereto.

(b)                                 Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that the Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV of this Agreement, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the Transferred Assets and, except as expressly provided in Article IV of this Agreement and subject to the representations and warranties of Article IV of this Agreement, it is understood that the Purchaser is acquiring the Transferred Assets as is and where is with all faults as of the applicable Closing Date with any and all defects.

ARTICLE VI

COVENANTS

The parties hereto covenant and agree as follows:

6.1                               Assets.  During the period from the date hereof to the date of the applicable Closing, the Seller shall (i) maintain all of the Transferred Assets or replacements thereof in the ordinary course of business, consistent with past practice (ordinary wear and tear excepted), (ii) except as contemplated by this Agreement, not sell or transfer any of the Transferred Assets to any other Person, (iii) use all of the Transferred Assets in a reasonable manner, with inventories of spare parts and expendable supplies being maintained at levels consistent with past practices and (iv) shall not permit any of the Transferred Assets to be subjected to any Lien (other than as set forth on Schedule 6.1).

6.2                               Public Announcements.  No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, in the good faith reasonable judgment of the disclosing party required by Law or the Seller’s obligations under applicable securities laws or the rules of any exchange on which its securities are listed, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance..

6.3                               Additional Assets Purchase Option.  From the date hereof until sixty (60) days following the date hereof (the “Purchaser Option Period”), Purchaser shall have the right to perform a physical review of the assets listed on Schedule 2.1(a)(iii) and to notify Seller in writing prior to the expiration of the Purchaser Option Period, in Purchaser’s sole discretion, which of such additional assets Purchaser will purchase at the applicable Closing (such assets located at the 7000 Plant, the “Additional 7000 Plant Assets”, and such assets located at the 5100 Plant, the “Additional 5100 Plant Assets”).  The purchase price for the Additional 7000 Plant Assets (the “Additional 7000 Plant Assets Purchase Price”) and the Additional 5100 Plant Assets (the “Additional 5100 Plant Assets Purchase Price”) shall be the sum of the amounts set forth opposite such assets on Schedule 2.1(a)(iii).  During the Purchaser Option Period, upon reasonable written request by the Purchaser and with reasonable advance notice, the Seller shall provide the Purchaser and its authorized agents with reasonable access, during normal business hours in such a manner so as not to interfere unreasonably with normal business operations of the Business, to the offices, properties, senior personnel and books and records of the Seller, and its Affiliates, in each case, solely to the extent related to the assets listed on Schedule 2.1(a)(iii), in order for the Purchaser to have the opportunity to make such investigation, at the Purchaser’s sole cost and expense, as it shall reasonably desire to make into such assets.  The Purchaser acknowledges that it remains bound by the Confidentiality Agreement.

6.3                               Disassembly of Equipment.

(a)                                 Within 45 days following the First Closing, the Purchaser shall disassemble, relocate and reassemble the Closing Production Assets to be transferred at the First Closing at its sole cost and expense, and in compliance with all applicable Laws.

(b)                                 Within 45 days following the Second Closing, the Purchaser shall disassemble, relocate and reassemble the Closing Production Assets to be transferred at the Second Closing at its sole cost and expense, and in compliance with all applicable Laws.

(c)                                  Within 5 business days after receipt of notice thereof from the Seller, the Purchaser shall reimburse the Seller for any reasonable out of pocket fees, costs, or expenses (including, without limitation, the applicable portion of any casualty insurance premium payable by the Seller in respect thereof and any such fees, costs or expenses payable by the Seller in respect of repairs for damage caused to Seller’s property by the Purchaser in disassembling, relocating and reassembling the Closing Production Assets in accordance with this Section 6.3) incurred by the Seller in connection with the Seller’s custody of the Closing Production Assets after the applicable Closing until such Closing Production Assets are disassembled, relocated and reassembled by the Purchaser pursuant to this Section 6.3.  The Purchaser hereby releases and forever discharges the Seller from any and all actions, causes of action, claims and demands for damages, indemnity, costs, expenses interests, losses, damages or injury of every nature and kind (excluding those resulting from the gross negligence or willful misconduct of the Seller, its Affiliates or any Employee of the Seller) arising at any time from or in any way related to the Seller’s custody of the Closing Production Assets from and after the applicable Closing Date.

6.4                               Decommissioning of Facilities.  The Seller shall retain the Long Island bar manufacturing facilities and the Purchaser shall have no responsibility for any decommissioning, clean-up, brokerage fees and any other costs, expenses and fees related to the closing or sale of such bar manufacturing facilities (the “Decommissioning Liabilities”).

6.5                               Transfer Taxes.  Notwithstanding anything in this Agreement to the contrary, the Seller agrees to pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated hereby (“Transfer Taxes”) and the Seller and the Purchaser agree to jointly file all required change of ownership and similar statements.  The Purchaser and the Seller agree to cooperate with each other in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information that is reasonably necessary to complete such Tax Returns.

6.6                               Proration of Taxes and Charges.  All personal property Taxes against or payable by the owner of any of the Transferred Assets relating to a time period beginning prior to, and ending after, either the First Closing (collectively, the “First Closing Personal Property Taxes and Charges”) or the Second Closing (collectively, the “Second Closing Personal Property Taxes and Charges, and collectively with the First Closing Personal Property Taxes and Charges, the “Personal Property Taxes and Charges”), as applicable, shall be prorated (based on the most recent available tax statement, latest tax valuation and latest bills or invoices, as applicable) as of the applicable Closing and apportioned between the Seller and the Purchaser based on the number of days in the relevant taxable period that are prior to the applicable Closing Date (for which the Seller shall be liable) and the number of days of such taxable or billing period that follows such Closing Date (for which the Purchaser shall be liable).  Subject to this Section 6.6, if any Closing occurs before the tax rate is fixed for the then current fiscal or calendar year, whichever is applicable, for purposes of determining the amount payable by the Purchaser at such Closing, the proration of the corresponding Personal Property Taxes and Charges shall be on the basis of the tax rate for the last preceding year applied to the latest assessed valuation.   The portion of Personal Property Taxes and Charges that are due and payable or estimated to be due and payable after such Closing, but which accrued prior to or on the applicable Closing Date, and for which the Seller is liable pursuant to this Section 6.6, and for which the Purchaser will be obligated to pay, shall decrease the amount payable at the applicable Closing by the Purchaser pursuant to Section 2.5.  The  portion of any (i) First Closing Personal Property Taxes and Charges that were paid prior to the First Closing and (ii) Second Closing Personal Property Taxes and Charges that were paid prior to the Second Closing, in each case by the Seller and for which the Purchaser is liable pursuant to this Section 6.6, shall increase the amount payable at the applicable Closing by the Purchaser pursuant to Section 2.5.   After each Closing, upon receipt of any bill or assessment for First Closing Personal Property Taxes and Charges or Second Closing Personal Property Taxes and Charges, as applicable, the Purchaser or the Seller, as applicable, shall present a statement to the other party setting forth the amount of such Personal Property Taxes and Charges for which the other party is liable pursuant to this Section 6.6, taking into account any estimates of such Personal Property Taxes and Charges that either increased or decreased the amount payable at the applicable Closing by the Purchaser pursuant to the immediately preceding sentence and Section 2.5.  As soon as is reasonably practicable (which shall not exceed ten (10) business days following the receipt thereof), the Purchaser shall pay to the Seller any refund, credit or other offset obtained by the Purchaser or any of its Affiliates solely in respect of any Personal Property Taxes and Charges paid by the Seller pursuant to this Section 6.6.

6.7                               Purchase Price Allocation for Tax Returns.  Each party hereto agrees to file its Tax Returns for the Tax period in which each Closing occurs consistent with the purchase price for each of the Closing Production Assets and Closing Inventory, as described in Section 2.5.

ARTICLE VII

CONFIDENTIALITY

7.1                               [RESERVED].

ARTICLE VIII

INDEMNIFICATION

8.1                               Survival.  With respect to the Transferred Assets at the applicable Closing, each representation and warranty contained herein and the covenants and agreements contained in this Agreement that are to be performed on or prior to each Closing Date shall survive such Closing and continue in full force and effect until 12 months following such Closing Date (the “Cut-Off Date).  All of the covenants contained in this Agreement that by their nature are required to be performed after each Closing shall survive each Closing until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.    Notwithstanding the foregoing sentences of this Section 8.1, if the Purchaser or the Seller, as applicable, deliver written notice to the other party of a claim for indemnification for a breach of any representations, warranties, covenants or agreements set forth herein or in any certificate or document delivered pursuant to this Agreement (stating in reasonable detail, to the extent then known, the nature of, and basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until finally resolved or judicially determined.

8.2                               Indemnification of the Purchaser.  From and after the First Closing, the Seller shall indemnify and hold harmless, to the fullest extent permitted by Law, the Purchaser and its directors, employees, officers, Affiliates, partners and equity holders, and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all means all Losses based upon, arising out of or incurred as a result of any of the following:

(a)                                 any breach of, or any inaccuracy in, any representation or warranty made by the Seller in this Agreement;

(b)                                 any breach or default in performance by the Seller of its covenants or agreements contained in this Agreement; or

(c)                                  any Excluded Liabilities or any Excluded Assets.

8.3                               Indemnification of the Seller.  From and after the First Closing, the Purchaser shall indemnify and hold harmless, to the fullest extent permitted by Law, the Seller and its directors, employees, officers, Affiliates, partners and equity holders and their respective Affiliates and its and their respective successors and assigns (collectively, the “Seller Indemnified Parties,” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)                                 any breach of, or inaccuracy in, any representation or warranty made by the Purchaser in this Agreement;

(b)                                 any breach or default in performance by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement; or

(c)                                  the custody by the Seller of the Closing Production Assets after any Closing and prior to the disassembly, relocation and reassembly of such Closing Production Assets by the Purchaser in accordance with Section 6.3.

8.4                               Indemnification Claim Procedures.

(a)                                             If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) against any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all relevant documentation served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Losses that may arise from such Action, and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement.  Failure to notify the Indemnitor in accordance with this Section 8.4(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2)

the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 8.4(a) prior to the Cut-Off Date.

(b)                                             An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide solely for monetary damages and provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party.  If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within thirty (30) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action or Actions without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld) and (B) if at any time the Indemnitor acknowledges in writing that such Action is a Loss subject to this Article VIII, the Indemnitor may thereafter assume the defense of such Action.

(c)                                              If any Indemnified Party becomes aware of any circumstances that may give rise to an Indemnification Claim for any matter not involving an Action, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the circumstances giving rise to the Indemnification Claim, (B) including the Indemnified Party’s best estimate of the amount of Losses that may arise from such circumstances, and (C) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement.  Failure to notify the Indemnitor in accordance with this Section 8.4(c) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Indemnification Claim is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 8.4(c) prior to the Cut-Off Date.

(d)                                             At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates.  All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

8.5                               Limitations on Indemnification Liability.  Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article VIII will be limited as follows:

(a)                     Losses Net of Insurance Proceeds and Other Third-Party Recoveries.  All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VIII shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries actually received by any Indemnified Party in respect of any Losses incurred by such Indemnified Party.  In the event any Indemnified Party is entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article VIII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, payments or recoveries, which in no event shall require any Person to initiate or threaten litigation.  In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are actually received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.

(b)                     Assignment of Claims.  If any Indemnified Party receives any indemnification payment pursuant to this Article VIII, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise.

(c)                      Consequential, Punitive and Certain Other Losses.  No Indemnified Party shall be entitled to indemnification for any (i) special, punitive or exemplary damages, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, (iii) any lost profits, consequential, indirect or incidental damages, or (iv) any damages calculated based on a multiple of profits, revenue or any other financial metric.

(d)                     No Duplicate Claims.  In the event a Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, recovers Losses in respect of an Indemnification Claim, no other Purchaser Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Losses in respect of a claim for indemnification under this Agreement.

8.6                               Additional Matters.  For purposes of this Article VIII, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, material adverse effect, specified dollar thresholds or similar qualifications set forth in any such representations and warranties.  All indemnification payments pursuant to this Article VIII shall be made, together with interest, from the date that the Losses for which indemnification is sought were incurred to the date of payment, at the prime rate of Citibank, N.A., as in effect on the date of incurrence.  To the extent permitted by applicable Law, any amounts payable under Article VIII shall be treated by the Purchaser and the Seller as adjustments to the Purchase Price.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1                               Conditions to Obligations of the Purchaser and the Seller.  The obligations of each of the Purchaser and the Seller to consummate the transactions contemplated by this Agreement are subject to the receipt by the Seller of the deliveries contemplated pursuant to Section 8.2 of the IDA Lease Agreement.

ARTICLE X

MISCELLANEOUS

10.1                        Expenses.  Except as otherwise expressly provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

10.2                        Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3                        Entire Agreement.  This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Seller and supersede all prior and contemporaneous agreements (including the Confidentiality Agreement, which shall terminate as of the last Closing Date), negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

10.4                        Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

10.5                        Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing, and addressed to the intended recipient as set forth below, and shall be deemed to have been duly given when actually received or refused by the intended recipient:

Notices to the Purchaser:

Nellson Nutraceutical, LLC
c/o Kohlberg & Company
Attention:  Seth H. Hollander
111 Radio Circle
Mt. Kisco, New York  10549

Tel:  (914) 241-7430

Fax:  (914) 241-7476

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:  Angelo Bonvino
Tel:  (212) 373-3570

Fax:  (212) 757-3990

Notices to the Seller:

NBTY, Inc.
2100 Smithtown Avenue

Ronkonkoma, NY 11779

Attention: Christopher S. Brennan, Senior Vice President, General Counsel

Tel:                           (631) 200-7190

Email: ChristopherBrennan@nbty.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
555 11th St NW

Washington, DC 20004
Attention:   David Dantzic
Tel:                           (202) 637-2112

Email: David.Dantzic@lw.com

Fax:                       (202) 637-2201

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any means (including personal delivery, expedited courier, messenger service, electronic mail, registered or certified mail, return receipt request and postage prepaid).  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Agreement.

10.6                        Exhibits and Schedules.  The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

10.7                        Waiver.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.8                        Binding Effect; Assignment.  Subject to the following sentence, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any party hereto, (i) the Purchaser may assign its rights and obligations to any of its Affiliates and (ii) the Purchaser may assign its rights hereunder as collateral security to any lender to a Purchaser or an Affiliate of the Purchaser, but no assignment shall relieve the Purchaser of any liability hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

10.9                        No Third Party Beneficiary.  Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

10.10                 Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

10.11                 Governing Law and Jurisdiction.  This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

10.12                 Consent to Jurisdiction and Service of Process.  The parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware State or federal court located in New Castle County, in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum. Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.5 shall be deemed effective service of process on such party.

10.13                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.14                 Specific Performance.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.15                 Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NELLSON NUTRACEUTICAL, LLC

By:	/s/ Scott Greenwood
Name:
Title: Chief Executive Officer

NBTY, INC.

By:	/s/ Dipak Golechha
Name: Dipak Golechha
Title: CFO

[Signature Page to Bar APA]

EXHIBIT A

Form of Bill of Sale